Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

APCO Worldwide, Media: Jim McCarthy +1-202-333-8810

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA REQUESTS WITHDRAWAL OF FITCH INSURER FINANCIAL STRENGTH RATINGS

ARMONK, March 7, 2008 – MBIA (NYSE:MBI) today announced that it has requested immediate withdrawal of the Insurer Financial Strength (IFS) ratings assigned by Fitch Ratings on the following MBIA companies and subsidiaries:

•	MBIA Insurance Corporation

•	MBIA Insurance Corp. of Illinois

•	MBIA UK Insurance Limited

•	MBIA Assurance SA

•	MBIA Mexico SA de CV (both the global and national scale)

•	Capital Markets Assurance Corp.

MBIA also announced that it has asked Fitch to continue to rate outstanding debt obligations of MBIA Inc. and MBIA Insurance Corporation:

MBIA Inc. long-term debt ratings: ‘AA’ Rating Watch Negative

•	$75 million 7% senior unsecured debentures

•	$100 million 7.17% senior unsecured debentures

•	$150 million 6.63% senior unsecured debentures

•	$200 million 6.40% senior unsecured debt

•	$175 million 4.50% senior unsecured notes

•	$100 million 9.38% senior unsecured notes

•	$350 million 5.70% senior unsecured notes

MBIA Insurance Corporation subordinated debt rating: ‘AA’ Rating Watch Negative

•	$1 billion of 14% surplus notes

This release contains statements about future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has the following financial strength ratings: Triple-A with negative outlook from Standard & Poor’s Ratings Services and Triple-A with negative outlook from Moody’s Investors Service. Please visit MBIA’s Web site at www.mbia.com <http://www.mbia.com/>.

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